EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 12/31/24 to 1/24/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/26/2024	Buy	16,785	8.47
12/27/2024	Buy	14,441	8.48
12/30/2024	Buy	25,325	8.47
1/2/2025	Buy	13,629	8.49
1/3/2025	Buy	23,943	8.53
1/6/2025	Buy	23,008	8.52
1/7/2025	Buy	14,155	8.53
1/8/2025	Buy	25,704	8.53
1/10/2025	Buy	30,615	8.48
1/13/2025	Buy	14,302	8.46
1/14/2025	Buy	500	8.45
1/15/2025	Buy	1,200	8.48
1/21/2025	Buy	900	8.49
1/23/2025	Buy	6,149	8.50
1/24/2025	Buy	40	8.52